UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 31, 2020

PATRIOT TRANSPORTATION HOLDING, INC.

(Exact name of registrant as specified in its charter)

FLORIDA (State or other jurisdiction of incorporation)	001-36605 (Commission File Number)	47-2482414 (IRS Employer Identification No.)

200 W. FORSYTH STREET, 7TH FLOOR JACKSONVILLE, FLORIDA (Address of principal executive offices)	32202 (Zip Code)

(904) 858-9100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	PATI	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 31, 2020, Florida Rock & Tank Lines, Inc. (“FRTL”), a Florida corporation and wholly-owned subsidiary of Patriot Transportation Holding, Inc. (the “Company”), entered into a “stalking horse” asset purchase agreement (“Purchase Agreement”) by and among FRTL, Comcar Industries, Inc., a Florida corporation (“Comcar”), CCC Transportation, LLC, a Delaware limited liability company (“CCC”) and the Subsidiaries and Affiliates of Comcar and CCC party thereto (collectively, the “Sellers”), pursuant to which FRTL has agreed to purchase certain assets from the Sellers relating to the Sellers’ transportation and logistics business for a purchase price of $4,075,000 (the “Acquisition”), subject to the terms and conditions in the Purchase Agreement. FRTL expects to fund the purchase price with cash on hand. The Sellers are debtors-in-possession under title 11 of the United States Code (the “Bankruptcy Code”), pursuant to voluntary petitions for relief filed under chapter 11 of the Bankruptcy Code on or about May 18, 2020 in the United States Bankruptcy Court for the District of Delaware.

The closing of the Acquisition will take place within two business days of the satisfaction of certain conditions set forth in the Purchase Agreement, including (a) the entry of an order of the United States Bankruptcy Court for the District of Delaware (i) authorizing the Acquisition, (ii) finding that FRTL is a “good faith buyer” within the meaning of Section 363(m) of the Bankruptcy Code (iii) finding that the sale of the assets to FRTL is free and clear of all claims and liens and granting FRTL the protections of Section 363(m) of the Bankruptcy Code (b) the execution and delivery of certain related transaction documents, including a bill of sale and assignment and assumption agreement, quitclaim deeds, and a lease for certain real property owned by the Sellers, and (c) such other customary closing conditions. The sale of certain assets is also subject to the receipt of certain third party consents.

FRTL has deposited $407,500 (the “Deposit”) with an escrow agent. The Deposit is to be applied at closing against the payment of the purchase price in the event the closing occurs. If the Purchase Agreement is terminated for any reason other than for breach of the Purchase Agreement by FRTL, then the Deposit will be returned to FRTL.

The Purchase Agreement contains certain customary representations and warranties made by each party, which are qualified by confidential disclosures provided to FRTL in connection with the Purchase Agreement. FRTL and the Sellers have agreed to various customary covenants, including, among others, covenants regarding the conduct of the Sellers’ businesses prior to the Closing and covenants requiring FRTL and Sellers to use commercially reasonable efforts to obtain certain third-party and governmental consents, approvals or other authorizations required in connection with the Acquisition.

The Purchase Agreement may be terminated by either party under certain circumstances, including, among others: (i) if the closing has not occurred on or before August 21, 2020 (unless extended under certain circumstances); (ii) if a court or other governmental entity has issued a final and non-appealable order prohibiting or enjoining the Acquisition; (iii) upon a material uncured breach by the other party that would result in a failure of the conditions to the closing to be satisfied; or (iv) upon the Sellers’ consummation of an Alternative Transaction (as defined in the Purchase Agreement).

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by the full text of the Purchase Agreement, a copy of which will be filed in the time period prescribed by the rules of the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRIOT TRANSPORTATION HOLDING, INC.

Registrant

Date: August 3, 2020                                                               By: /s/ Matthew C. McNulty

                                                                                                           Matthew C. McNulty

                                                                                                            Chief Financial Officer